EXHIBIT 99
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                   March 1, 2004


For Further Information Contact:
Anthony J. Caldarone
Chairman and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website: www.caltoninc.com
                 -----------------

CALTON, INC. REPORTS DELISTING NOTIFICATION FROM THE AMERICAN STOCK EXCHANGE AND FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

Vero Beach, Florida, March 1, 2004 - Calton, Inc. (AMEX:CN) announced today fourth quarter and fiscal year 2003 results and the receipt of a delisting notification from the American Stock Exchange ("AMEX").

AMERICAN STOCK EXCHANGE LISTING
On February 27, 2004, the Company received notice from the AMEX staff indicating that the Company no longer complies with the AMEX's continued listing standards due to losses in three of its four most recent fiscal years and shareholders' equity below $4,000,000. The Company intends to appeal this determination and request a hearing before an AMEX committee. There can be no assurance that the Company's request for continued listing will be granted. If the Company's request for continued listing is not successful, it will seek to have its Common Stock become eligible for trading on the NASD's OTC Bulletin Board.

FOURTH QUARTER RESULTS
For the quarter ended November 30, 2003, the Company reported a net profit of $585,000 or $.06 per basic and diluted share, compared to a net loss of ($220,000) or ($.05) per basic and diluted share for the quarter ended November 30, 2002. The Company recognized a $487,000 deferred income tax benefit during the quarter ended November 30, 2003. Revenues of $2.3 million were generated in the quarter ended November 30, 2003 compared to $385,000 for the quarter ended November 30, 2002.

FISCAL 2003 PERFORMANCE
For the fiscal years ended November 30, 2003 and 2002, the Company reported a net loss of ($945,000) compared to a net loss of ($4,984,000), respectively. This amounted to a loss of ($0.16) and ($1.11) per basic and diluted share in fiscal 2003 and 2002, respectively.

Revenues increased from $1,954,000 in the year ended November 30, 2002 to $3,133,000 in the year ended November 30, 2003. The increase is directly attributable to the Company's strategic decision to capitalize on existing management's experience in the homebuilding industry. This was accomplished through the acquisition of 35 residential lots in a 121-home residential

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community being developed in Vero Beach, Florida in the fourth quarter of fiscal
2003. Revenues associated with the homebuilding division are anticipated to outpace revenues from other business operations and are ultimately expected to constitute the most significant component of consolidated revenues. Due to a severe downturn in the economic conditions in the Houston market, the Company decided to exit the Technical Staffing line of business in the fourth quarter of 2003.

Anthony J. Caldarone, Chairman and Chief Executive Officer states "The Company is very excited about its homebuilding prospects in the state of Florida, and particularly in Indian River County."



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

CALTON, INC. (AMEX:  CN)

                                                            Quarter ended November 30,
                                                     ---------------------------------------
                                                           2003                  2002
                                                     -----------------     -----------------
Revenues                                                $2,319,000             $385,000
                                                     =================     =================

Net income/(loss)                                         $585,000            ($220,000)
                                                     =================     =================

Basic and diluted earnings/(loss) per share                  $0.06               ($0.05)

Weighted average number of shares
    outstanding, basic and diluted                       9,224,000            4,625,000


                                                         Fiscal Year ended November 30,
                                                     ---------------------------------------
                                                           2003                  2002
                                                     -----------------     -----------------

Revenues                                                $3,133,000           $1,954,000
                                                     =================     =================

    Loss from continuing operations                       (945,000)          (3,423,000)
    Loss from discontinued operations                            -           (1,561,000)

                                                     -----------------     -----------------
Net loss                                                 ($945,000)         ($4,984,000)
                                                     =================     =================

Basic and diluted loss per share
    Loss per share from continuing operations               ($0.16)              ($0.76)
    Loss per share from discontinued operations                  -               ($0.35)
                                                     -----------------     -----------------
Net loss per share                                          ($0.16)              ($1.11)
                                                     =================     =================

Weighted average number of shares
       outstanding, basic and diluted                    5,840,000            4,509,000

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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters related to the continued operating losses and their effects on liquidity, the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2003.

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